Exhibit (a)(1)(E)

Confirmation E-mail or Letter to Employees who Elect to Participate in the Offer to Exchange

Certain Outstanding Options for New Options

Digirad Corporation has received your election form dated [                    , 2009], by which you elected to have all of your outstanding eligible options cancelled in exchange for new options, subject to the terms and conditions of the offer. For this purpose, eligible options include those options with an exercise price that is less than $10.11 but greater than $3.11 per share (which approximates the 52-week high of our per share stock price as of the start of this offer), were granted under either the Company’s 1998 Stock Option/Stock Issuance Plan or 2004 Stock Incentive Plan and remain outstanding and unexercised as of the expiration date of this offer, which is July 9, 2009, unless we extend the offer period. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Digirad’s common stock on the expiration date.

If you change your mind, you may withdraw your election as to all of your eligible options by completing and signing the withdrawal form which was provided to you previously. A properly completed and signed copy of the withdrawal form must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009 (unless we extend the offer period), by:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

Only responses that are complete, signed, and actually received by Catherine Fullaway at Digirad by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”) and the other offer documents to:

Catherine Fullaway

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

Phone: (858) 726-1424

E-mail: Catherine.Fullaway@Digirad.com

Please note that Digirad’s receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Digirad will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when Digirad gives oral or written notice to the optionholders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Digirad’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Richard Slansky, our Chief Financial Officer, dated June 11, 2009; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail or Letter to Employees who Withdraw

their Options from the Offer

Digirad Corporation has received your withdrawal form dated [                    , 2009], by which you rejected Digirad’s offer to exchange all of your outstanding eligible options for new options.

If you change your mind and decide that you would like to participate in this offer, you must submit a new, properly completed and signed copy of the election form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on July 9, 2009 (unless we extend the offer period), by:

Catherine Fullaway

Digirad Corporation

Fax: (866) 973-8503

E-mail: Catherine.Fullaway@Digirad.com

Only responses that are complete, signed and actually received by Catherine Fullaway at Digirad by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”) and the other offer documents to:

Catherine Fullaway

Digirad Corporation

13950 Stowe Drive

Poway, CA 92064-8803

Phone: (858) 726-1424

E-mail: Catherine.Fullaway@Digirad.com

This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Richard Slansky, our Chief Financial Officer, dated June 11, 2009; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.